UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): March 6, 2007
General Cable Corporation
(Exact name of Registrant as Specified in Charter)

Delaware	001-12983	06-1398235

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
4 Tesseneer Drive, Highland Heights, Kentucky 41076-9753
(Address of Principal Executive Offices)
Registrant’s telephone number, including area code: (859) 572-8000
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
     On March 6, 2007, General Cable Corporation (the “Company”) and its subsidiary, General Cable Industries, Inc. (“Industries”), entered into a Second Amendment, dated as of March 6, 2007 (the “Second Amendment”), to its Second Amended and Restated Credit Agreement, dated as of as of November 23, 2005, among Industries, as borrower, the Company and the other Guarantors referred to therein, Merrill Lynch Capital, as administrative agent, collateral agent and joint lead arranger, National City Business Credit, Inc., as syndication agent, Bank of America, N.A., as documentation agent, UBS Securities LLC, as joint lead arranger, and the Lenders thereto (as amended, the “Credit Agreement”).
     The Second Amendment amends the Credit Agreement to, among other things: (i) permit the Company to (a) issue senior notes, on an unsecured basis, in an aggregate principal amount of up to $350,000,000 (the “Senior Notes”), (b) enter into certain hedging agreements to exchange up to $100,000,000 of any fixed rate of interest on the Senior Notes for a floating rate and extend or replace existing hedging agreements, all subject to the approval of the administrative agent, (c) modify the governing indenture to the Company’s 9.5% Senior Notes, due 2010 (CUSIP No. 369300 AC 2)(the “9.5% Notes”), to eliminate substantially all of the restrictive covenants, and (d) effect a cash tender offer to purchase, with a portion of the proceeds from the sale of the Senior Notes, at least a majority of the $285,000,000 outstanding aggregate principal amount of its 9.5% Notes and to pay fees and expenses related to the tender offer up to a specified limit; (ii) provide that Industries may make restricted payments to the Company in the form of inter-company loans to make semi-annual interest payments under the Senior Notes or voluntarily prepay or retire the floating rate interest tranche of the Senior Notes; and (iii) provide that the Company may repurchase up to $125,000,000 of its outstanding shares of common stock.
     The description set forth above does not purport to be complete and is qualified in its entirety by the Second Amendment filed herewith as Exhibit 10.1, and is incorporated into this report by reference.

Item 8.01	Other Events.
     On March 6, 2007, General Cable Corporation (the “Company”), commenced a cash tender offer (the “Offer”) to purchase any and all of the $285,000,000 outstanding aggregate principal amount of its 9.5% Notes. Also, in conjunction with the Offer, the Company is soliciting noteholder consents to effect certain amendments to the indenture governing the 9.5% Notes to eliminate substantially all of the restrictive covenants. The terms and conditions of the Offer and consent solicitation are set forth in an Offer to Purchase and Consent Solicitation Statement dated March 6, 2007 (the “Offer to Purchase”).
     Subject to certain conditions precedent described in the Offer to Purchase, noteholders who validly tender and do not withdraw their 9.5% Notes and deliver consents at or prior to 5:00 p.m., New York City time, on March 15, 2007, unless such time is extended (the “Consent Expiration”), will be entitled to receive the total consideration (as described in the attached press release), which includes a consent payment of $30.00 per $1,000 principal amount of 9.5% Notes (the “Consent Payment”), which the Company expects will be paid on or about March 21, 2007, unless extended. Noteholders who validly tender 9.5% Notes after the Consent Expiration but at or prior to 12:00 midnight, New York City time, on April 2, 2007, unless such time is extended, will be entitled to receive the tender consideration, which is equal to the total consideration less the Consent Payment. Tendered 9.5% Notes and related consents may be withdrawn prior to the Consent Expiration. After the Consent Expiration, tendered 9.5% Notes and related consents may be withdrawn only under certain limited circumstances.
     Additional information regarding the material terms of the Offer are included in the press release issued on March 6, 2007, which is attached as Exhibit 99.1 to this current report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits:
10.1	Second Amendment to the Second Amended and Restated Credit Agreement dated as of March 6, 2007, among Industries, as borrower, the Company and the other Guarantors referred to therein, Merrill Lynch Capital, as administrative agent, collateral agent and joint lead arranger, National City Business Credit, Inc., as syndication agent, Bank of America, N.A., as documentation agent, UBS Securities LLC, as joint lead arranger, and the Lenders thereto.

99.1	Press Release of General Cable Corporation dated March 6, 2007.

99.2	Press Release of General Cable Corporation dated March 6, 2007.

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL CABLE CORPORATION
Date: March 6, 2007	By:	/s/ Robert J. Siverd
		Name:	Robert J. Siverd
		Title:	Executive Vice President, General Counsel and Secretary

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INDEX TO EXHIBITS

Exhibit Number	Description
10.1
Second Amendment to the Second Amended and Restated Credit Agreement dated as of March 6, 2007, among Industries, as borrower, the Company and the other Guarantors referred to therein, Merrill Lynch Capital, as administrative agent, collateral agent and joint lead arranger, National City Business Credit, Inc., as syndication agent, Bank of America, N.A., as documentation agent, UBS Securities LLC, as joint lead arranger, and the Lenders thereto.

99.1	Press Release of General Cable Corporation dated March 6, 2007.

99.2	Press Release of General Cable Corporation dated March 6, 2007.

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